Exhibit 10.21

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (together with any schedule, annex, or exhibit attached hereto, as the same may be amended, restated, or otherwise modified, this “Agreement”) is entered into on June 15, 2004 (the “Effective Date”) between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and REDBACK NETWORKS INC., a Delaware corporation (“Borrower”), whose chief executive office is 300 Holger Way, San Jose, California 95134 (“Borrower’s Address”), and amends, restates, replaces and supersedes in its entirety that certain Loan and Security Agreement dated the Original Closing Date, between Bank and Borrower. (Definitions of capitalized terms used in this Agreement are set forth in Section 8 below.)

1. ADVANCES.

1.1 Advances. Bank will make advances (collectively, the “Advances”) to Borrower up to the amounts shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves.

1.2 Interest. All Advances, Bank Expenses, and other fees shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, in arrears, on the last day of the month. Interest shall be charged to a deposit account with Bank designated by Borrower, or if no funds are available in any such deposit account, as an Advance under this Agreement.

1.3 Overadvances. Subject to the terms set forth in the Schedule, if at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds (a) the sum of the Credit Limit and the Permitted Overadvances, or (b) if the Increased Overadvance Option is in effect, the sum of the Credit Limit and the Increased Permitted Overadvances (each of the conditions in (a) or (b), an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance that is not a Permitted Overadvance or an Increased Permitted Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Bank the fees shown on the Schedule, which are in addition to all interest and other sums payable to Bank and are not refundable.

1.5 Advance Requests. To obtain an Advance, Borrower shall make a request to Bank by facsimile or telephone. Advance requests received after 12:00 Noon Pacific time will not be considered by Bank until the next Business Day. Bank may rely on any telephone request for a Advance given by a person whom Bank reasonably believes is an authorized representative of Borrower, and Borrower will indemnify Bank for any loss Bank suffers as a result of that reliance.

1.6 Letters of Credit. At the request of Borrower, Bank may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Bank in its sole discretion (collectively, “Letters of Credit”). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the Letter of Credit Sublimit shown on the Schedule, and shall be reserved against the Borrowing Base which would reduce the availability of Advances hereunder, and in the event at any time there is insufficient availability under the Borrowing Base for such reserve, Borrower shall deposit and maintain with Bank cash collateral, or maintain securities acceptable to Bank and subject to a securities account control agreement, in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Upon Borrower’s request, Bank will release any such deposit to Borrower to the extent there is additional availability under the Borrowing Base. Borrower shall pay all bank charges (including charges of Bank) for the issuance of Letters of Credit, together with such additional fee as Bank’s letter of credit department shall charge in connection with the issuance of the Letters of Credit or as set forth in the Standby Letter of Credit Application completed by Borrower. Any payment by Bank under or in connection with a Letter of Credit shall constitute an Advance hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Bank harmless from any loss, cost, expense, or liability, including payments made by Bank, expenses, and reasonable attorneys’ fees incurred by Bank arising out of or in connection with any Letters of Credit; except to the extent any such loss, cost, expense or liability arises from the gross negligence or willful misconduct of Bank. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except in the case of gross negligence or willful misconduct. Borrower understands that Letters of Credit may require Bank to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Bank harmless with respect to any loss, cost, expense, or liability incurred by Bank under any Letter of Credit as a result of Bank’s indemnification of any such issuing bank. The provisions of this Agreement, as it pertains to Letters of Credit, and any other Loan Document relating to Letters of Credit are cumulative. To the extent the terms of any letter of credit application are in conflict with this Agreement, the terms of this Agreement shall control. The Jabil LC is hereby deemed to have been issued hereunder and is expressly made subject to the terms and conditions of this Agreement.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Bank a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property (excluding 35% of the equity interests of Subsidiaries formed in jurisdictions outside of the United States); all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Bank to enter into this Agreement and to make Advances, and except to the extent set forth in the Representations, Borrower represents and warrants to Bank as follows, and Borrower covenants that the following representations will continue to be true at all times, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower is and will continue to be qualified and licensed to do business in Delaware, California, and all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (a) have been duly and validly authorized, (b) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (c) do not violate Borrower’s Certificate of Incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (d) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement, or such other name of which it has notified Bank in accordance with this Section 3.2, is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Bank 30 days prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement as Borrower’s address (or such other address of which Borrower has given Bank notice pursuant to this Section 3.3) is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Representations (or such other locations of which Borrower has given or will give Bank notice pursuant to this Section 3.3). Borrower will give Bank at least ten days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $50,000 fair market value of Equipment is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased or licensed to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Bank now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Bank and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts. Borrower will give Bank five Business Days advance written notice before establishing any Deposit Account with a bank other than Bank and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Bank a control agreement in form sufficient to perfect Bank’s security interest in the Deposit Account and otherwise satisfactory to Bank in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Bank thereof in writing and provide Bank with such information regarding the same as Bank shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to Bank shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Bank, and Borrower shall execute and deliver all such documents and take all such actions as Bank shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Bank, use commercially reasonable efforts to cause such third party to execute and deliver to Bank, in form acceptable to Bank, such waivers and subordinations as Bank shall specify in its good faith business judgment. In the event that such waivers and subordinations are not obtained, Bank may, in its discretion, establish appropriate reserves against the Borrowing Base. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise Bank in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records sufficient to prepare financial statements in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. Subject to the absence of footnotes and year-end adjustments in the case of interim financial statements, all financial statements of Borrower and it consolidated subsidiaries now or in the future delivered to Bank have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present in all material respects the results of operations and financial condition of Borrower and its consolidated subsidiaries, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Bank and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower (it being understood that payment of certain taxes has been deferred and such taxes will be paid over time pursuant to Borrower’s Plan of Reorganization). Notwithstanding the foregoing, Borrower may, however, defer payment of any contested taxes, provided that Borrower (a) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower that would result in a Material Adverse Change. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency that would result in a Material Adverse Change.

3.9 Compliance with Law. Borrower has, to its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to Borrower’s knowledge) threatened against Borrower in any court or before any governmental agency which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Bank in writing of any claim, proceeding, litigation or investigation in the future threatened in writing or instituted against Borrower involving any single claim that can reasonably be expected to result in liability in excess of $100,000, or $250,000 in the aggregate.

3.11 Use of Proceeds. All proceeds of all Advances shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Advance will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock,” in either case in violation of Regulation U.

4. ACCOUNTS.

4.1 Representations Relating to Accounts. Borrower represents and warrants to Bank as follows: Each Account with respect to which Advances are requested by Borrower shall, on the date each Advance is requested and made (a) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (b) meet the Minimum Domestic Eligibility Requirements or Minimum Foreign Eligibility Requirements, as the case may be, set forth in Section 8 below.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Bank as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in the Schedule, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s security interest and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s security interest and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Bank an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations in such order as Bank shall determine (it being understood that no proceeds will be applied to undrawn amounts of Letters of Credit). Borrower shall deposit all proceeds of Collateral into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

4.5 Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Bank shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $500,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.6 Disputes. Borrower shall notify Bank promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (a) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Bank on the regular reports provided to Bank; (b) no Default or Event of Default has occurred and is continuing; and (c) taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Credit Limit (unless arrangements are made to reduce the amount of the outstanding Advances so that they will not exceed the Credit Limit).

4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, unless such return is disputed by Borrower or unless such return is immediately replaced by Borrower, promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

4.8 Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Bank or such other name as Bank may choose.

4.9 No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Bank, in such form and amounts as Bank may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Bank. All casualty insurance policies shall name Bank as loss payee and shall contain a lenders loss payee endorsement in form reasonably acceptable to Bank. All policies of liability insurance shall name Bank as an additional insured. Upon receipt of the proceeds of any such insurance, Bank shall apply such proceeds in reduction of the Obligations as Bank shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Bank shall release to Borrower casualty insurance proceeds totaling less than $250,000, which shall be utilized by Borrower for the replacement of the property with respect to which the insurance proceeds were paid. Bank may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Bank may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Bank copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Bank with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Bank shall from time to time reasonably specify in its good faith business judgment.

5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s books and records. After the initial inspection and audit, such inspections and audits shall occur quarterly or more frequently at Bank’s discretion. Bank shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Bank shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then current standard charge for the same), plus reasonable out-of-pocket expenses; provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to pay such expenses more than once per fiscal quarter. In the event Borrower and Bank schedule an audit more than ten days in advance, and Borrower seeks to reschedule the audit with less than ten days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Bank, to compensate Bank for the anticipated costs and expenses of the cancellation.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, and shall not permit any Subsidiary to, without Bank’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(a) merge or consolidate with another corporation or entity (except that a Subsidiary may merge or consolidate with or into another Subsidiary or Borrower); or acquire all or substantially all of the capital stock or property of a Person other than a Subsidiary; provided that Borrower or a Subsidiary may merge or consolidate with another corporation or entity or acquire all or substantially all of the capital stock or property of a Person other than a Subsidiary, if (i) a Default or Event of Default shall not have occurred and be continuing and would not occur as a result of such transaction; and (ii) such transaction shall not result in a decrease in excess of 25% of Tangible Net Worth of Borrower on a consolidated basis after giving effect to the transaction;

(b) enter into any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable); and (ii) transactions permitted under Sections 5.5(f) or (i);

(c) Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”) all or any part of its business or property, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) Transfers associated with the making or disposition of a Permitted Investment;

(iii) Dispositions of cash or Permitted Investments in a manner not prohibited by this Agreement;

(iv) Dispositions of obsolete, damaged or worn-out equipment in the ordinary course of business;

(v) Licensing of intellectual property in the ordinary course of business; and

(vi) Transfers not otherwise permitted in this Section 5.5(c), provided, that the aggregate book value of all such other Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, $1,000,000;

(d) without prior written notice to Bank, store any Inventory or other Collateral with any warehouseman or other third party not specified in the Representations or otherwise consented to in writing by Bank;

(e) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(f) make any loans of any money or other assets except for Permitted Investments;

(g) incur any Indebtedness, other than Permitted Indebtedness;

(h) guarantee or otherwise become liable with respect to the obligations of another party or entity other than Permitted Indebtedness;

(i) pay or declare any dividends on stock or redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock except for Permitted Distributions;

(j) permit, vote in favor of, or enter into any agreement that would result in, a Change of Control;

(k) engage, directly or indirectly, in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; or

(l) with respect to Borrower only, dissolve or elect to dissolve, or, without prior written notice to Bank, change its state of incorporation.

Transactions not otherwise prohibited by this Section 5.5 are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Bank with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Bank, use reasonable efforts to make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Further Assurances. Borrower agrees, at its expense, on request by Bank, to execute all documents and take all actions, as Bank, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Bank’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (a) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (b) by Bank at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Bank under this Section 6.2 prior to June 30, 2005, Borrower shall pay to Bank a termination fee in an amount equal to one percent (1.0%) of the Maximum Credit Limit, provided that no termination fee shall be charged if (x) the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank or (y) Borrower is subject to and in compliance with the First Reset Conditions. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Bank or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Bank’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Bank’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Bank may, in its sole discretion, refuse to make any further Advances after termination. No termination shall in any way affect or impair any right or remedy of Bank, nor shall any such termination relieve Borrower of any Obligation to Bank, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Bank shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Bank’s security interests.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Bank immediate written notice thereof:

(a) any warranty, representation, statement, report or certificate made or delivered to Bank by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in any material respect when made or deemed to be made;

(b) Borrower shall fail to pay (i) when due, any Advance or any interest thereon or (ii) within five Business Days after when due, any other monetary Obligation, including any Overadvance;

(c) Borrower shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Bank to conduct an inspection or audit as specified in Section 5.4 hereof;

(d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten Business Days after the date due;

(e) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on a material part of the Collateral which is not cured within ten Business Days after the occurrence of the same;

(f) any event of default occurs under any Indebtedness in excess of $500,000 secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien;

(g) dissolution, termination of existence or insolvency of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of Indebtedness, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect;

(h) the commencement of any proceeding against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of Indebtedness, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal or stay thereof within sixty days after the date commenced;

(i) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement;

(j) there shall be a Change in Control without Bank’s prior written consent;

(k) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(l) a Material Adverse Change shall occur.

Bank may cease making any Advances hereunder during any of the above cure periods and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Bank, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) cease making Advances or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Bank without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Bank deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Bank seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Bank retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) require Borrower to assemble any or all of the Collateral and make it available to Bank at places designated by Bank which are reasonably convenient to Bank and Borrower, and to remove the Collateral to such locations as Bank may deem advisable; (e) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Bank shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Bank obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Bank shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Bank deems reasonable, or on Bank’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Bank may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Bank to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Bank’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Bank against any or all of the Obligations; and (i) demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Bank with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Bank’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Borrower and Bank agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (a) notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (b) notice of the sale describes the collateral in general, non-specific terms; (c) the sale is conducted at a place designated by Bank, with or without the Collateral being present; (d) the sale commences at any time between 8:00 a.m. and 6:00 p.m; (e) payment of the purchase price in cash or by cashier’s check or wire transfer is required; and (f) with respect to any sale of any of the Collateral, Bank may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Bank shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Bank’s other rights and remedies, Borrower grants to Bank an irrevocable power of attorney coupled with an interest, authorizing and permitting Bank (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Bank agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Bank may, in its good faith business judgment, deem advisable in order to perfect and maintain Bank’s security interest in the Collateral, or in order to exercise a right of Borrower or Bank, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Bank’s possession; (d) Endorse all checks and other forms of remittances received by Bank; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Bank the same rights of access and other rights with respect thereto as Bank has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Bank’s rights under the foregoing power of attorney or any of Bank’s other rights under this Agreement be deemed to indicate that Bank is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Bank, first, to the costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement, second, to the interest due upon any of the Obligations, and third, to the principal of the Obligations, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If, Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Bank shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Bank and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Bank of one or more of its rights or remedies shall not be deemed an election, nor bar Bank from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Bank to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. Definitions. As used in this agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Advances” has the meaning set forth in Section 1.1 above.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Business Day” means a day on which Bank is open for business.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Bank or cured within any applicable cure period.

“Credit Limit” has the meaning set forth in the Schedule.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Domestic Borrowing Base” means (a) 80% of Borrower’s Eligible Domestic Accounts plus (b) up to 25% of the lower of the cost or market value of Borrower’s raw and/or finished Eligible Domestic Inventory, provided that, Advances with respect to Eligible Domestic Inventory may not exceed the lesser of (x) 25% of the total amount of Eligible Domestic Accounts outstanding at any time or (y) $1,000,000.

Advances with respect to Eligible Domestic Inventory must be supported by a forced liquidation appraisal satisfactory to Bank in its sole discretion, and potential offsets to deferred revenue (not to exceed, together with Advances made under the Foreign Borrowing Base against potential offsets to deferred revenue, $2,500,000 in the aggregate) shall not be excluded from the Domestic Borrowing Base so long as unrestricted cash balances of Borrower (net of Advances) maintained at Bank at all times are at least $12,000,000.

When the First Reset Conditions and Second Reset Conditions apply, “Domestic Borrowing Base” shall mean 80% of Borrower’s Eligible Domestic Accounts.

“Eligible Domestic Accounts” means, Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods, the rendition of services, or the non-exclusive licensing of Intellectual Property to Account Debtors that are U.S. Account Debtors, that meet all Borrower’s representations and warranties in Article 4 which Bank, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith business judgment, the following (the “Minimum Domestic Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Domestic Account: (a) the Account must not be outstanding for more than 90 days from its invoice date (the “Eligibility Period”), (b) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with a U.S. Account Debtor, (c) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by a U.S. Account Debtor may be conditional), (d) the Account must not be owing from a U.S. Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account) (but, subject to Bank’s satisfactory verification, only the amount in dispute shall be excluded), (e) the Account must not be owing from a Related Account Debtor of Borrower (except where the Account Debtor is Nokia); (f) the Account must not be owing from a U.S. Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business; (g) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Bank’s satisfaction, with the United States Assignment of Claims Act); (h) the Account must not be owing from a U.S. Account Debtor to whom Borrower is or may be liable for goods purchased from such U.S. Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor). Accounts owing from one Account Debtor (except for Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, and Sumitomo) will not be deemed Eligible Domestic Accounts to the extent they exceed 25% of the total Accounts outstanding, and Accounts where Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, or Sumitomo is the Account Debtor will not be deemed Eligible Domestic Accounts to the extent they exceed 50% of the total Eligible Domestic Accounts outstanding. In addition, if more than 50% of the Accounts owing from a U.S. Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that U.S. Account Debtor will be deemed ineligible for borrowing. Bank may, from time to time, in its good faith business judgment, revise the Minimum Domestic Eligibility Requirements upon written notice to Borrower.

“Eligible Domestic Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of finished goods, in good, new, and salable condition, which is not perishable, obsolete, unsalable, damaged, or defective, and is not comprised of works in progress, packaging materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is situated at one of the locations in the United States set forth in the Representations or other location of which Borrower has notified Bank pursuant to this Agreement, and in the case of Inventory in the possession of Jabil and ProWorks, Bank has received written acknowledgment from Jabil and ProWorks substantially in the form of Exhibit B attached hereto; and (f) not otherwise deemed unacceptable by Bank, in its sole discretion.

“Eligible Foreign Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods, the rendition of services, or the non-exclusive licensing of Intellectual Property to Account Debtors that are Non-U.S. Account Debtors, that meet all Borrower’s representations and warranties in Article 4 which Bank, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith business judgment, the following (the “Minimum Foreign Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Foreign Account: (a) the Account must not be on terms of more than net 90 days from its invoice date and must not be outstanding for more than 60 days past its due date as set forth in the applicable invoice (the “Foreign Eligibility Period”); (b) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor; (c) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional); (d) the Account must not be owing from a Non-U.S. Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account); (e) the Account must not be owing from a Related Account Debtor of Borrower (except where the account debtor is Nokia); (f) the Account must not be owing from a Non-U.S. Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business; (g) the Account must not be billed in currencies other than in U.S. Dollars; (h) the Account must not be owing from a Non-U.S. Account Debtor which is a government or governmental entity; (i) Accounts where the goods covered have been shipped and where the services covered have been provided; (j) the Account may not be billed and payable outside of the United States of America; and (k) the Account must not be owing from a Non-U.S. Account Debtor to whom Borrower is or may be liable for goods purchased from such Non-U.S. Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Non-U.S. Account Debtor). Accounts owing from one Non-U.S. Account Debtor (except for Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, and Sumitomo or other Accounts backed by a letter of credit acceptable to Bank) will not be deemed Eligible Foreign Accounts to the extent they exceed 25% of the total Accounts outstanding, and Accounts where Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, or Sumitomo is the Account Debtor will not be deemed Eligible Foreign Accounts to the extent they exceed 50% of the total Eligible Foreign Accounts outstanding. In addition, if more than 50% of the Accounts owing from a Non-U.S. Account Debtor are outstanding for a period longer than their Foreign Eligibility Period (without regard to unapplied credits) or are otherwise not eligible

Accounts, then all Accounts owing from that Non-U.S. Account Debtor will be deemed ineligible for borrowing. Bank may, from time to time, in its good faith business judgment, revise the Minimum Foreign Eligibility Requirements, upon written notice to Borrower. Notwithstanding the foregoing, (x) Accounts where the goods covered have not been shipped and where the services covered have been not provided shall not be Eligible Foreign Accounts even if backed by a letter of credit meeting the standards in clause (b)(1) of the definition of “Foreign Borrowing Base,” and (y) Accounts backed by letters of credit meeting the standards in clause (b)(1) of the definition of “Foreign Borrowing Base” shall not be subject to the concentration limits set forth herein.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“First Reset Conditions” are specified in Section 5 of the Schedule.

“Foreign Borrowing Base” means, so long as the Increased Overadvance Option is not in effect, an amount not to exceed the lesser of (a) $5,000,000 or (b)(1) 100% of Eligible Foreign Accounts that are backed by letters of credit (i) that are acceptable to Bank in its sole discretion, (ii) that are negotiated and advised by Bank, and (iii) for which the Bank has received an executed “Authorization to Receive Letter of Credit Proceeds” substantially in the form attached hereto as Annex A plus (2) 80% of Eligible Foreign Accounts that are not backed by letters of credit or that are backed by letters of credit that do not satisfy the criteria set forth in clause (b)(1) hereof.

In addition, potential offsets to deferred revenue (not to exceed, together with Advances made under the Domestic Borrowing Base against potential offsets to deferred revenue, $2,500,000 in the aggregate) shall not be excluded from the Foreign Borrowing Base so long as unrestricted cash balances of Borrower (net of Advances) maintained at Bank at all times is at least $12,000,000.

Furthermore, if the Increased Overadvance Option is in effect, “Foreign Borrowing Base” shall mean an amount not to exceed the lesser of (a) $5,000,000 or (b) 80% of Eligible Foreign Accounts that are not backed by letters of credit.

When the First Reset Conditions and Second Reset Conditions apply, “Foreign Borrowing Base” shall mean an amount not to exceed the lesser of (a) $5,000,000 or (b) 80% of those Accounts deemed Eligible Foreign Accounts by Bank in its sole discretion on a case by case basis.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Bank’s business judgment.

“Guarantor” is any present or future guarantor of the Obligations.

“including” means including (but not limited to).

“Increased Overadvance Option” is defined in Section 1 of the Schedule.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services (such as reimbursement and other obligations for surety bonds and letters of credit that are carried as liabilities on Borrower’s balance sheet) other than Contingent Obligations, (b) obligations evidenced by notes, bonds, debentures or similar instruments, and (c) capital lease obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Jabil LC” is that certain Irrevocable Standby Letter of Credit No. SVBSF002602 dated January 5, 2004 issued by Silicon Valley Bank for the benefit of Jabil Circuit, Inc. (“Jabil”).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations, the Intellectual Property Security Agreement, and all other present and future documents, instruments and agreements between Bank and Borrower, relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (a) a material adverse change in the business, operations, or financial or other condition of the Borrower, (b) a material impairment of the prospect of repayment of any portion of the Obligations; or (c) a material impairment of the priority of Bank’s security interests in, the Collateral.

“Maximum Credit Limit” has the meaning set forth in the Schedule.

“Minimum Domestic Eligibility Requirements” is defined in the defined term “Eligible Domestic Accounts.”

“Minimum Foreign Eligibility Requirements” is defined in the defined term “Eligible Foreign Accounts.”

“Non-U.S. Account Debtor” means any Account Debtor that is not a U.S. Account Debtor.

“Obligations” means all present and future Advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Bank, whether evidenced by this Agreement or any other Loan Document, or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Bank in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys’ fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Original Closing Date” is March 10, 2004.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Advances or, if the balance of the Advances has been reduced to zero, for credit to its Deposit Accounts with Bank.

“Permitted Distributions” means:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan; and

(d) any Subsidiary may pay dividends or make distributions to Borrower or another Subsidiary;

(e) mandatory dividends provided for under Borrower’s Certificate of Incorporation as in existence as of the date of this Agreement;

(f) exchanges of equity securities of Borrower for other equity securities of Borrower that do not provide for any mandatory dividend or redemption prior to the Maturity Date (as defined in the Schedule); and

(g) other distributions, dividends or purchases of Borrower’s capital stock in cash, provided that the aggregate amount of such distributions, dividends, or purchases made pursuant to this clause (g) not exceeding $1,000,000.

“Permitted Indebtedness” is:

(a) (i) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document; (ii) any Indebtedness that does not exceed $100,000 in principal amount existing on the date of this Agreement, and (iii) any Indebtedness in excess of $100,000 in principal amount existing on the date of this Agreement and shown on the Representations;

(b) Capitalized leases and purchase money Indebtedness secured by Permitted Liens not exceeding $500,000;

(c) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder;

(d) Indebtedness of Borrower to any Subsidiary to the extent it is Subordinated Debt; Indebtedness of any Subsidiary to another Subsidiary; and Indebtedness of any Subsidiary to Borrower to the extent permitted under clause (h) of the definition of Permitted Investments;

(e) Indebtedness under any performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business; and

(f) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (f), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (f) does not exceed $1,000,000.

“Permitted Investments” are:

(a) Investments existing on the date of this Agreement;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 2 years after issue; (iv) repurchase agreements having maturities of not more than 90 days; (v) money market accounts maintained with mutual funds having assets in excess of $1,000,000; (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poors; (vii) mutual funds having at least 95% of their assets invested in the foregoing Investments, and (viii) other Investments permitted by Borrower’s investment policy that has been approved by its board of directors (or a committee thereof) and Bank;

(c) Investments consisting of deposit and investment accounts in the name of Borrower;

(d) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(e) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(f) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(g) Investments acquired as a result of a foreclosure with respect to any secured Investment; and

(h) Investments of Subsidiaries in or to Borrower; Investments of Subsidiaries in or to other Subsidiaries; and Investments of Borrower in or to Subsidiaries in an amount not to exceed $1,700,000 in any month and $17,000,000 in any fiscal year so long as no Event of Default exists or would result;

(i) Deposits, prepayment and other credits to suppliers made in the ordinary course of business not in excess of $750,000;

(j) Investments received in a transaction permitted under Section 5.5(c);

(k) other Investments, if, on the date of incurring any Investments pursuant to this clause (k), the outstanding aggregate amount of all Investments incurred pursuant to this clause (k) does not exceed $1,000,000.

“Permitted Liens” means the following:

(a) (i) Liens existing on the Effective Date securing Indebtedness that does not exceed $100,000 in principal amount and (ii) Liens existing on the Effective Date securing Indebtedness in excess of $100,000 in principal amount and shown on the Representations or (iii) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) and the Indebtedness is Permitted Indebtedness;

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e) licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(f) leases or subleases granted in the ordinary course of Borrower’s or any of its Subsidiaries’ business, including in connection with Borrower’s leased premises or leased property;

(g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(h) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(j) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(k) statutory, common law or contractual Liens of depository institutions or institutions holding securities accounts (including rights of set-off) provided they are subordinate to Bank’s Liens pursuant to the terms of a control agreement;

(l) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums; and

(n) Liens not otherwise permitted, provided that the amount secured by all such Liens is not in excess of $100,000.

“Permitted Overadvances” has the meaning ascribed to it in the Schedule.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Related Account Debtor” means, with respect to any Person, any Affiliate, relative, partner, shareholder, director, officer, or employee of such Person.

“Representations” means the written Representations and Warranties provided by Borrower to Bank referred to in the Schedule.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) for accrued interest; (b) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (c) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (d) in respect of any state of facts which Bank determines in good faith constitutes a Default or an Event of Default.

“Schedule” means that Schedule to Amended and Restated Loan and Security Agreement attached to this Agreement.

“Second Reset Conditions” are specified in Section 5 of the Schedule.

“Subsidiary” is, for any Person, any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“U.S. Account Debtor” means any Account Debtor that is incorporated or organized under the laws of the United States of America, a state thereof, or the District of Columbia.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Interest Computation; Float Charge. In computing interest on the Obligations, all Payments received after 12:00 noon Pacific time on any day shall be deemed received on the next Business Day. In addition, whenever Advances are outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three Business Days interest, at the interest rate applicable to the Loans, on all Payments received by Bank. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s loan account for the amount of any item of payment which is returned to Bank unpaid.

9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Bank’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Bank shall determine in its good faith business judgment.

9.3 Charges to Accounts. Bank may, in its discretion, require that Borrower pay monetary Obligations in cash to Bank or charge any monetary Obligations to Borrower’s deposit accounts maintained with Bank, or, if no amounts are available in such deposit accounts, charge them to Borrower’s loan account with Bank, in which event they will bear interest at the same rate applicable to the Advances.

9.4 Monthly Accountings. Bank shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Bank), unless Borrower notifies Bank in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Bank or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Bank shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Bank and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Bank at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Bank later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Bank or its agents or employees, but only by a specific written waiver signed by an authorized officer of Bank and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Bank on which Borrower is or may in any way be liable, and notice of any action taken by Bank, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Bank and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Bank and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 No Liability for Ordinary Negligence. Neither Bank, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Bank shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Bank, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Bank, but nothing herein shall relieve Bank from liability for its own gross negligence or willful misconduct.

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Bank.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys’ Fees and Costs. Borrower shall reimburse Bank for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Bank, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Bank incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; subject to any limitations on fees specified elsewhere herein, examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Bank’s security interest in, the Collateral; and otherwise represent Bank in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Bank for attorneys fees, Borrower may, for convenience, issue checks directly to Bank’s attorneys, Bingham McCutchen LLP, but Borrower acknowledges and agrees that Bingham McCutchen LLP is representing only Bank and not Borrower in connection with this Agreement. If either Bank or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Bank may be entitled pursuant to this Section shall immediately become part of the Obligations, shall be due on demand and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Bank; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Bank, and any prohibited assignment shall be void. No consent by Bank to any assignment shall release Borrower from its liability for the Obligations.

9.14 Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Agreement or any other Loan Document.

9.15 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Bank acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Bank or Borrower under any rule of construction or otherwise.

9.16 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Bank and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Bank to enter into this Agreement, Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Bank’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.17 Mutual Waiver of Jury Trial. BORROWER AND BANK EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN BANK AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF BANK OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH BANK OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.18 Confidentiality. In handling any confidential information of Borrower, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (b) to prospective transferees or purchasers of any interest in the Loans which agree to maintain the confidentiality of such information pursuant to an agreement substantially similar to this Section 9.18; (c) as required by law, regulation, subpoena, or other order so long as Borrower is given notice thereof if practicable (and Bank is permitted to provide such notice) and an opportunity to seek a protective order, (d) as required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (y) is disclosed to Bank by a third party and where, at the time of disclosure to Bank, Bank has no knowledge that such disclosure is wrongful or in violation of any duty of confidentiality such third party has to Borrower.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as of the date first written above.

BORROWER:

REDBACK NETWORKS INC.

By:
Title:

BANK:

SILICON VALLEY BANK

By:
Title:

Schedule to

Amended and Restated Loan and Security Agreement

Borrower:	Redback Networks Inc.
Address:	300 Holger Way
San Jose, CA 95134

Date:	June 15, 2004

This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between Silicon Valley Bank and Borrower of even date.

1. CREDIT LIMIT
(Section 1.1):

An amount (the “Credit Limit”) not to exceed the lesser of: (a) $20,000,000 at any one time outstanding (the “Maximum Credit Limit”); or (b) the sum of (i) amounts available under the Domestic Borrowing Base plus (ii) amounts available under the Foreign Borrowing Base.

Bank may, from time to time, modify the Domestic Borrowing Base or the Foreign Borrowing Base, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Eligible Domestic Accounts and Eligible Foreign Accounts or other issues or factors relating to the Eligible Domestic Accounts and Eligible Foreign Accounts or other Collateral.

Notwithstanding anything to the contrary herein, except as otherwise provided in Section 1.3, the aggregate amount of all outstanding Advances and amounts outstanding under the sublimits set forth below, shall not exceed the Maximum Credit Limit.
Sublimits
(Sections 1.3 and 1.6):

Cash Management Services and Reserves:

So long as Borrower (1) maintains at all times with Bank unrestricted cash balances (net of Advances) of at least $7,000,000, and (2) the Second Reset Conditions do not apply, Borrower may use amounts not to exceed $16,000,000 minus the sum of (a) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (b) the FX Reserve, for Bank’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Bank may, in its sole discretion, reserve against Advances which would otherwise be available hereunder such sums as Bank shall determine in its good faith business judgment in connection with the Cash Management Services, and Bank may charge to Borrower’s loan account or deposit accounts with Bank, any amounts that may become due or owing to Bank in connection with the Cash Management Services. Borrower agrees to execute and deliver to Bank all standard form applications and agreements of Bank in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Foreign Exchange Contract Sublimit:

So long as Borrower (1) maintains at all times with Bank unrestricted cash balances (net of Advances) of at least $7,000,000, and (2) the Second Reset Conditions do not apply, Borrower may enter into foreign exchange forward contracts with Bank, on its standard forms, under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”). Bank will subtract ten percent of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $16,000,000 minus the sum of (a) all amounts utilized for Cash Management Services and (b) the amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (the “FX Reserve”). The aggregate amount of the FX Forward Contracts at any one time may not exceed ten times the amount of the FX Reserve (which shall be in addition to other reserves). In the event at any time there are insufficient amounts available to Borrower for such FX Reserve, Borrower shall deposit and maintain with Bank cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Bank may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing or when Borrower fails to maintain with Bank the unrestricted cash balance set forth in the first sentence hereof. Borrower shall execute all standard form applications and agreements of Bank in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Bank in connection with the FX Forward Contracts.

Letter of Credit Sublimit:

So long as (1) Borrower maintains at all times with Bank unrestricted cash balances (net of Advances) of at least $7,000,000, and (2) Borrower’s minimum Tangible Net Worth is not less than that required under the First Reset Conditions, Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding

$16,000,000 minus the sum of (a) the FX Reserve, and (b) amounts used for Cash Management Services. Each Letter of Credit will have an expiry date of no later than thirty days prior to the Maturity Date, and Borrower’s reimbursement obligation will be fully secured by cash pursuant to the terms of Section 1.6 of the Agreement.

Overadvance Sublimit:

Subject to Bank’s sole discretion, Borrower may borrow an Advance or Advances of up to an aggregate amount not to exceed $3,000,000 over the Credit Limit (collectively, the “Permitted Overadvances”), so long as (a) Borrower maintains at all times with Bank unrestricted cash balances (net of Advances) of at least $9,000,000, and (b) neither the First Reset Conditions nor the Second Reset conditions apply (the “Permitted Overadvance Option”). Borrower shall repay the outstanding amount of any Permitted Overadvance within 45 days after such Permitted Overadvance is made. If any Permitted Overadvances exceed $3,000,000, Borrower shall immediately pay Bank the excess.

The Permitted Overadvances above may be increased (the “Increased Overadvance Option”) to an aggregate amount not to exceed $6,000,000 over the Credit Limit (collectively, the “Increased Permitted Overadvances”), so long as (x) Borrower maintains at all times with Bank unrestricted cash balances (net of Advances) of at least $12,000,000, and (y) neither the First Reset Conditions nor the Second Reset conditions apply. Borrower shall repay the outstanding amount of any Increased Permitted Overadvance within 45 days after such Increased Permitted Overadvance is made. If any Increased Permitted Overadvances exceed $6,000,000, Borrower shall immediately pay Bank the excess.

Bank and Borrower acknowledge that, as of the Effective Date, the Increased Overadvance Option shall be in effect until Bank’s receipt of written notice from Borrower to effect the Permitted Overadvance Option. Borrower may request, from time to time hereafter, that either the Permitted Overadvance Option or the Increased Overadvance Advance Option be in effect.

2. INTEREST.

Interest Rate (Section 1.2):	A rate equal to the “Prime Rate” in effect from time to time, plus 2% per annum, provided that the interest rate in effect on any day shall not be less than 6% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Bank as its “prime rate;” it is a base rate upon which other rates charged by Bank are based, and it is not necessarily the best rate available at Bank. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Second Reset Conditions - A rate equal to the “Prime Rate” in effect from time to time, plus 5% per annum, provided that the interest rate in effect on any day shall not be less than 9% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Bank as its “prime rate;” it is a base rate upon which other rates charged by Bank are based, and it is not necessarily the best rate available at Bank. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. FEES (Section 1.4):

Loan Fee (Domestic):	$188,500, payable on the Original Closing Date.

$20,000, payable on the Effective Date if the Effective Date is not on or prior to June 15, 2004.

First Reset Conditions – An additional $40,000, (a) $20,000 payable on the Original Closing Date, and (b) $20,000 payable on the date the First Reset Conditions become applicable.

Second Reset Conditions – An additional $70,000, payable on the date that the Second Reset Conditions become applicable.

Loan Fee (Foreign):	$115,000, payable on the Effective Date. (Bank acknowledges the receipt of $75,000, previously paid by Borrower on or about the Original Closing Date, and Bank shall credit such amount to the payment of the Loan Fee (Foreign) payable hereunder.)

Letter of Credit Issuance Fee:	.50% of the face amount of each Letter of Credit, payable annually. (Bank acknowledges receipt of payment of the Letter of Credit Issuance Fee for 2004.)

Overadvance Fee:	Permitted Overadvances - $1,500, payable at the time each overadvance occurs, and monthly thereafter so long as an Overadvance is outstanding.

Increased Permitted Overadvances - $2,500, payable at the time each overadvance occurs, and monthly thereafter so long as an Overadvance is outstanding.

Collateral Monitoring Fee:	$3,000 per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

First Reset Conditions - $4,000 per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

Second Reset Conditions - $5,000 per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).
4. MATURITY DATE (Section 6.1):	June 30, 2005

5. FINANCIAL COVENANT
(Section 5.1):	Borrower shall comply with the following covenant.

Minimum Tangible
Net Worth (Monthly):	For each time period listed below, Borrower shall maintain a Tangible Net Worth equal to or greater than the amounts set forth opposite such time period, plus 50% of any increase in shareholders’ equity resulting from the issuance of equity securities of Borrower pursuant to any public or private offering after the Original Closing Date and the principal amount of Subordinated Debt:

Period	Minimum Tangible Net Worth
February 2004	$28,400,000
March 2004	$32,400,000
April 2004	$26,900,000
May 2004	$22,300,000
June 2004	$27,800,000
July 2004	$22,100,000
August 2004	$18,200,000
September 2004	$25,700,000
October 2004	$21,000,000
November 2004	$17,400,000
December 2004	$26,500,000
January/February 2005	$21,000,000
March 2005	$29,000,000
April/May 2005	$21,000,000
June 2005	$29,000,000

Increases in the Minimum Tangible Net Worth covenant based on consideration received for equity securities of Borrower and Subordinated Debt shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter.

Failure to achieve the minimum Tangible Net Worth covenant shall not be an Event of Default hereunder, but shall result in the application of the First Reset Conditions or Second Reset Conditions, as applicable.

First Reset Conditions:

Minimum Tangible
Net Worth (Monthly):	On each date that is the last day of each month, Borrower shall maintain a Tangible Net Worth of not less than $15,000,000 plus 50% of any increase in shareholders’ equity resulting from the issuance of equity securities of Borrower pursuant to any public or private offering after the First Reset Conditions become applicable and the principal amount of Subordinated Debt.

Second Reset Conditions:

Minimum Tangible
Net Worth (Monthly):	This covenant is deleted in its entirety.

Definitions.	For purposes of the foregoing financial covenant, the following term shall have the following meaning:

“Tangible Net Worth” shall mean the excess of total assets minus total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Bank or by language in the instrument evidencing the indebtedness which Bank agrees in writing is acceptable to Bank in its good faith business judgment.

Reset Conditions.

First Reset Conditions:	Immediately upon Borrower’s failure to comply with the financial covenant set forth above for any month, the provisions labeled as “First Reset Conditions” throughout this Schedule shall apply and shall supersede any existing provisions to the extent such provisions labeled as First Reset Conditions contradict any existing provisions.

Second Reset Conditions:	If Borrower fails to comply with the financial covenant set forth under the First Reset Conditions for any month, the provisions labeled as “Second Reset Conditions” throughout this Schedule shall immediately apply and shall supersede any then-existing provisions to the extent such provisions labeled as Second Reset Conditions contradict any then-existing provisions.
6. REPORTING.
(Section 5.3):	Borrower shall provide Bank with the following:

1. Weekly transaction reports and schedules of collections, on Bank’s standard form.

2. Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

3. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

4. Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, general ledger, and deferred revenue schedules, within fifteen days after the end of each month.

5. Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment, all within fifteen days after the end of each month (when Eligible Domestic Inventory is included in the Domestic Borrowing Base).

6. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

7. A monthly Compliance Certificate substantially in the form of Exhibit A attached hereto, within thirty days after the end of each month, in such form as Bank shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that, as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8. Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

9. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

10. Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

Second Reset Conditions:

In addition to the above, Bank may, in its sole discretion, prior to making any Advance, verify any invoice giving rise to any Eligible Domestic Account or Eligible Foreign Account, notify any and all Account Debtors, and establish procedures to demand payment of and collect any amounts owing to Borrower by any U.S. Account Debtor or Non-U.S. Account Debtor.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated the Original Closing Date, previously submitted to Bank (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS:

(1)    Banking Relationship. Borrower shall, not later than July 31, 2004, and at all times thereafter, maintain all of its depositary, operating, and investment accounts with Bank (exclusive of the account with Solomon Smith Barney for exercise of employee options). Borrower shall transfer to Bank all of its letter of credit obligations, together with any cash or other collateral as security therefor, and any foreign exchange contracts or other cash management products or services maintained with financial institutions other than Bank.

(2)    Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as provided in the Representations. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Bank a subordination agreement on Bank’s standard form.

(3) Reduction of Jabil LC. Prior to the Bank making any Advances, Borrower shall have reduced the face amount of the Jabil LC to not more than $10,000,000.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Schedule to be executed as of the date first written above.

Borrower:	Bank:

REDBACK NETWORKS INC.	SILICON VALLEY BANK

By	By
Title	Title

Annex A

AUTHORIZATION TO PAY LETTER OF CREDIT PROCEEDS

TO:	SILICON VALLEY BANK, N.A.	DATE:
International Trade Services Division
3003 Tasman Drive (Mail Sort NC411)
Santa Clara, CA 95054

LETTER OF	Letter of Credit No.: Silicon Valley Advice No.:
CREDIT	Issuing Bank:
INFORMATION	Beneficiary:

DESIGNATED	Name:	Silicon Valley Bank
PAYEE	Address:	_______________________________________________
INFORMATION		______________________________________________

PERCENTAGE	% of the proceeds of each draft or demand, but not exceeding, in aggregate amount, for all
TO BE PAID OF
EACH DRAWING	drafts or demand, U.S. $

DOLLAR AMOUNT	U.S. $ for each
TO BE PAID	(calculated using the quantity specified in the invoices accompanying each draft or demand),
FOR EACH UNIT	but not exceeding, in aggregate amount, for all drafts or demands,
OF MERCHANDISE	U.S. $

We/I, the undersigned beneficiary of the Letter of Credit described above, hereby authorize and direct you, Silicon Valley Bank, to pay to the Designated Payee specified above from the proceeds of each draft drawn or demand made under and in compliance with the terms of such Letter of Credit the percentage or the amount per unit of merchandise indicated above. This payment is to be made if and when the proceeds of each such draft or demand is paid by you. We/I also authorize and direct you to pay us/me any and all of the proceeds of such drafts or demands not paid to the Designated Payee or any other payee designated by us/me.

The original of the Letter of Credit and all its amendments accompany this Authorization. We/I agree to pay your charges and expenses for acting on this Authorization and for acknowledging receipt of this Authorization as provided below.

We/I request that you acknowledge receipt of this Authorization by sending a copy of it signed by you in the space provided below to the Designated Payee, with a copy to us/me. In consideration for your acknowledging receipt of this Authorization, we/I agree as follows:

1.	The Authorization is irrevocable by beneficiary and is not a transfer of the right to draw under the Letter of Credit nor does it affect your right or our/my right to agree to any amendment or cancellation of, or substitution for, the Letter of Credit.

2.	The Letter of Credit and its amendments, which accompany this Authorization, may be held by you until all payments authorized hereunder have been made.

3.	We/I will not, by negotiation of any draft or demand or otherwise, assign or transfer, in whole or in part, the right to draw under the Letter of Credit or the right to receive the proceeds of any drawing under the Letter of Credit, or give any other authorization of direction to make payment of the proceeds of any drawing under the Letter of Credit which is inconsistent with this Authorization.

4.	We/I will indemnify you against, and hold you harmless from, all losses, damages, liabilities, claims, demands, obligations, penalties, actions, suits, judgments, costs and expenses, of any kind whatsoever and howsoever caused, including but not limited to attorneys fees and other legal costs and expenses, paid, suffered or incurred by you, or imposed on you, directly or indirectly, as a result of, or in any way connected with, this Authorization or your compliance with this Authorization.

BENEFICIARY’S SIGNATURE GUARANTEED BY:

(BANK’S NAME)	(BENEFICIARY’S NAME)

By:	By:
Printed Name:	Printed Name:
Title:	Title:

RECEIPT OF THE ABOVE AUTHORIZATION IS ACKNOWLEDGED BY:

SILICON VALLEY BANK	By:
Printed Name:
Date:	Title:

TO THE DESIGNATED PAYEE

If the Designated Payee instructs Silicon Valley Bank to make payments authorized by the above Authorization by transfer to an account at Silicon Valley Bank or at another bank, Silicon Valley Bank and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	REDBACK NETWORKS INC.

The undersigned Chief Financial Officer of Redback Networks Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement dated June 15, 2004, between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                  with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that, except as set forth in the Representations, (x) Borrower and each of its Subsidiaries has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP, (y) there are no legal actions pending or threatened against Borrower or any of its Subsidiaries which Borrower has not previously notified in writing to Bank, and (z) as of the end of this compliance period, there were no held checks. Attached are the required financial reports and calculation of financial covenants supporting the certification. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes, No, or N/A under “Complies” column.

Reporting Covenant	Required	Complies
Transaction reports and schedules of collections	Weekly	Yes	No	N/A

Accounts receivable agings, aged by invoice date	Monthly within 15 days of month end	Yes	No	N/A

Accounts payable agings, aged by invoice date, and outstanding or held check registers, if any	Monthly within 15 days of month end	Yes	No	N/A

Reconciliations of accounts receivable agings, aged by invoice date, transaction reports, general ledger, and deferred revenue schedules	Monthly within 15 days of month end	Yes	No	N/A

Perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP)	Monthly within 15 days of month end (N/A when Eligible Domestic Inventory is excluded in the Domestic Borrowing Base)	Yes	No	N/A

Monthly unaudited financial statements + CC	Monthly within 30 days of month end	Yes	No	N/A

Quarterly unaudited financial statements	Quarterly within 45 days of quarter end	Yes	No	N/A

Reporting Covenant	Required	Complies

Annual operating budgets (including income statements, balance sheets, and cash flow statements, each of the foregoing, by month) for the upcoming fiscal year	30 days prior to FYE	Yes	No	N/A

Annual financial statements certified by, and with an unqualified opinion of, independent CPA	Annually, within 120 days after FYE	Yes	No	N/A

Financial Covenant	Actual	Complies
Tangible Net Worth is Minimum Tangible Net Worth from table plus 50% of any increase in shareholders’ equity resulting from the issuance of equity securities of Borrower pursuant to any public or private offering after the Original Closing Date and the principal amount of Subordinated Debt

Period	Minimum Tangible Net Worth
February 2004	$28,400,000	$	Yes	No
March 2004	$32,400,000
April 2004	$26,900,000
May 2004	$22,300,000
June 2004	$27,800,000
July 2004	$22,100,000
August 2004	$18,200,000
September 2004	$25,700,000
October 2004	$21,000,000
November 2004	$17,400,000
December 2004	$26,500,000
January/February 2005	$21,000,000
March 200	5 $29,000,000
April/May 2005	$21,000,000
June 2005	$29,000,000

Increases in the Minimum Tangible Net Worth covenant based on consideration received for equity securities of Borrower and Subordinated Debt shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter.

First Reset Conditions

On each date that is the last day of each month, Borrower shall maintain a Tangible Net Worth of not less than $15,000,000 plus 50% of any increase in shareholders’ equity resulting from the issuance of equity securities of Borrower pursuant to any public or private offering after the Original Closing Date and the principal amount of Subordinated Debt.	$	Yes	No

Second Reset Conditions

None

Comments Regarding Exceptions: See Attached.

Sincerely,		BANK USE ONLY

Redback Networks Inc.		Received by:_____________________________
By:		AUTHORIZED SIGNER

Name:		Date:___________________________________

Title:	Chief Financial Officer	Verified:_________________________________
AUTHORIZED SIGNER

Date:___________________________________

Compliance Status: Yes No

Exhibit B

[SVB letterhead]

To:

Re: Redback Networks, Inc. (the “Borrower”)

Ladies and Gentlemen:

Pursuant to the terms of a Loan and Security Agreement between us and the Borrower dated March 10, 2004 (the “Loan Agreement”), we act as the lender for the Borrower and have been granted a security interest in all of its inventory and other personal property assets (collectively, the “Collateral”). We understand that from time to time Collateral is delivered to you for storage, processing and/or other purposes.

This letter constitutes notice to you of our security interest in the Collateral. Until you are notified to the contrary, however, you may continue to accept instructions from the Borrower regarding the Collateral.

This will confirm your agreement that until such time as the obligations of the Borrower to us have been paid in full, you disclaim any liens on, claims to, or interest in the Collateral and the proceeds thereof and agree not to assert any claim against the Collateral or proceeds thereof. You warrant to us that no negotiable warehouse receipts have been issued by you with respect to the Collateral, that you have not received notice from any other person claiming a security interest in the Collateral, and that you will not, in the future issue any negotiable warehouse receipts with respect to the Collateral.

This will also confirm your agreement to (a) permit us, or our agent or representative, to enter upon the premises where the Collateral is located for the purpose of exercising any right we may have under the terms of the Loan Agreement or otherwise, including, without limitation, the right to remove the Collateral; provided, however, that if we, or our agent or representative, in removing the Collateral, damages any of your improvements on the premises, we will, at our expense, cause the same to be repaired, and (b) deliver the Collateral to us or as we direct (without cost to you), upon our written request.

To complete our records, kindly have a duplicate of this letter signed by an officer of your company and return the same to us at your earliest convenience. You will note that this notification has been consented to by the Borrower. Please contact us at                      with any questions. Thank you for your cooperation.

Very truly yours,

SILICON VALLEY BANK

By:
Title

Confirmed and Approved:	Confirmed and Approved:

[Company]	Redback Networks, Inc.

By	By
Title	Title